Exhibit 10.9
FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT
     This First Amendment (“Amendment”) to the Employment Agreement (“Agreement”) dated as of May 5, 2006, between Teleflex Incorporated (the “Company”) and Jeffrey P. Black (“Executive”) is hereby made by the Company and the Executive effective as of January 1, 2009.
Background Information
A.	Executive is employed by the Company as its Chairman and Chief Executive Officer.

B.	The Company and Executive (collectively the “Parties”) desire to amend the Agreement to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations and other guidance issued thereunder.

C.	Section 29 of the Agreement authorizes the Parties to amend the Agreement in a written document executed by both Parties.
Amendment of the Agreement
     In consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:
1.	The definition of “Commencement Date” is amended by deleting the following from the end thereof: “provided that, if it shall be determined that earlier payment or provision of such compensation or benefits would not result in adverse tax consequences under Section 409A of the Code, ‘Commencement Date’ shall mean the earliest such date.”

2.	The definition of “Insurance Benefits Period’’ is amended to read as follows: “‘Insurance Benefits Period’ means the thirty-six (36) month period commencing on the Termination Date.”

3.	The definition of “Termination Date” is amended in its entirety to read as follows: “‘Termination Date’ means the date specified in a Notice of Termination complying with the provisions of Section 10, as such Notice of Termination may be amended by mutual consent of the parties, which date shall be the date the Executive’s Termination of Employment occurs.”

4.	The definition of “Termination of Employment” is amended in its entirety to read as follows: “‘Termination of Employment’ means a cessation of Employment which occurs prior to Executive’s attaining the age of 62 years, other than such a cessation occurring by reason of Executive’s death or Disability. Executive’s Termination of Employment for all purposes under this Agreement will be determined to have occurred in accordance with the ‘separation from service’ requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, and based on whether the facts and circumstances indicate that the Company and Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period.”

5.	Section 7 of the Agreement is amended by the addition of the following to the end thereof: “The reimbursements and in-kind benefits set forth in the prior two sentences shall be provided for expenses and services incurred during the term of this Agreement, and the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. All reimbursements under this provision shall be made no later than the last day of the calendar year following the calendar year in which the expense was incurred, and all requests for reimbursement must be made by the Executive no later than 15 days before that date in order to be eligible for reimbursement hereunder. The Executive’s right to have the Company pay such expenses or provide such in-kind benefits may not be liquidated or exchanged for any other benefit.”
6.	Section 9 of the Agreement is amended by the addition of the following at the end thereof: “All reimbursements under this provision shall be for expenses incurred during the term of this Agreement and shall be made no later than the last day of the calendar year following the calendar year in which the expense was incurred; all requests for reimbursement must be made by the Executive no later than 15 days before that date in order to be eligible for reimbursement hereunder. The amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such expenses may not be liquidated or exchanged for any other benefit.”
7.	Section 11(f) of the Agreement, “Health Insurance,” is amended to read as follows: “Health Insurance. Subject to the provisions of the last sentence of this Subsection, during the Severance Compensation Period, the Company will reimburse Executive in cash monthly in an amount equal to Executive’s after-tax cost actually incurred by Executive to maintain health insurance coverage from commercial sources that is comparable to the health care coverage Executive last elected as an employee for himself, his spouse and dependents under the Company’s health care plan covering Executive. The aggregate premium cost of providing such insurance will be borne by the Company and Executive in accordance with the Company’s policy then in effect for employee participation in premiums, on substantially the same terms as would be applicable to an executive officer of the Company. All reimbursements under this provision shall be made no later than the last day of the calendar year following the calendar year in which the expense was incurred, and all requests for reimbursement must be made by the Executive no later than 15 days before that date in order to be eligible for reimbursement hereunder. Notwithstanding the foregoing, the COBRA health care continuation coverage (“COBRA Coverage”) period under Section 4980B of the Code shall begin on the Termination Date and continue to run concurrently with the Severance Compensation Period, and the Company shall pay the same portion of the cost of COBRA Coverage as it pays for the same level and type of coverage for similarly situated active employees in lieu of reimbursement of alternative commercially available comparable coverage during the COBRA health care continuation coverage period. If at any time during the Severance Compensation Period similar health insurance coverage shall become available to Executive in connection with Executive’s employment by another employer, Executive will advise the Company, and the Company may terminate the COBRA Coverage subsidy and/or payments provided by the Company pursuant to this Subsection, effective on the date when Executive has the opportunity to be covered by such other health insurance coverage.”
8.	Section 12(c) of the Agreement, “SERP,” is amended in its entirety to read as follows: “SERP. “On the Commencement Date, Executive shall receive a lump sum cash payment equal to the sum of the Employer Non-Elective Contributions with which Employee would have been credited under the Teleflex Incorporated Deferred Compensation Plan (“Deferred Compensation Plan”) for

each of the next three (3) plan years following the plan year which includes in the Termination Date, assuming that Executive’s “Compensation” and “Bonus,” as those terms are defined in the Deferred Compensation Plan, for each of the three (3) plan years immediately following the plan year which includes the Termination Date are the same as Executive’s Compensation and Bonus for the plan year which includes the Termination Date.”

9.	Section 12(d) of the Agreement, “Outplacement,” is amended in its entirety to read as follows: “Outplacement. Beginning on the Termination Date and ending on the earlier of the last day of the second calendar year beginning after the Year of Termination or the first date Executive is employed by another employer, the Company shall reimburse Executive for the cost of outplacement assistance services, up to a maximum of $20,000, which shall be provided by an outplacement agency selected by Executive. The Company shall reimburse Executive within 15 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1 of the calendar year after the calendar year in which the expense was incurred.”

10.	Section 12(e) of the Agreement, “Automobile,” is amended in its entirety to read as follows: “Automobile. If the Executive was provided with the use of an automobile or a cash allowance therefor as of the Termination Date, the Company will provide Executive with a monthly vehicle allowance equal to what it would cost Executive to lease the vehicle utilized by the Executive immediately prior to his Termination Date, calculated by assuming that the lease is a three (3) year closed-end lease, for the Severance Compensation Period. The Company shall pay Executive the vehicle allowance as follows: (i) a lump sum cash amount equal to seven times the monthly vehicle allowance, on the Commencement Date; and (ii) a lump sum cash amount equal to the monthly vehicle allowance on the first day of each month thereafter for which the vehicle allowance is provided.”
11.	The last sentence of Section 13(b) of the Agreement is amended to read as follows: “The Company shall pay the Gross-Up Payment to Executive on the Commencement Date or, if later, within ten days after the Accounting Firm’s determination; provided, however, in no event shall the Gross-Up Payment be paid later than the end of the calendar year next following the calendar year in which the related excise tax is remitted to the Internal Revenue Service or any other applicable taxing authority.”
12.	Section 21 of the Agreement, “Enforcement,” is amended by adding the following at the end thereof: “The Company shall reimburse Executive within 15 days following the date on which the Company receives proof of payment of such expense, which proof must be submitted no later than December 1st of the calendar year after the calendar year in which the expense was incurred. The amount of such expenses that the Company is obligated to pay in any given calendar year shall not affect the amount of such expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company reimburse the payment of such expenses may not be liquidated or exchanged for any other benefit.”
13.	Section 29 of the Agreement, “Amendment or Modification,” is amended by adding the following to the end thereof: “It is the Parties’ intention that the benefits and rights to which Executive could become entitled in connection with his Termination of Employment comply with Code Section 409A. If Executive or the Company believes, at any time, that any of such benefits or rights do not so comply, he or it shall promptly advise the other party and shall negotiate reasonably and in good faith to amend the terms of this Agreement such that it does comply with the most limited economic effect on both the Executive and the Company.”

14.	Miscellaneous. Except as herein provided, the Agreement shall remain unchanged and in full force and effect. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Amendment by signing any such counterpart. This Amendment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, excluding any conflict or choice of law rules or principles that might otherwise refer to the substantive law of another jurisdiction for the construction, or determination of the validity or effect, of this Amendment.
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     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this First Amendment to Employment Agreement on this 23rd day of December, 2008.

TELEFLEX INCORPORATED	EXECUTIVE

By: /s/ Laurence G. Miller	/s/ Jeffrey P. Black

Name: Laurence G. Miller	Jeffrey P. Black
Title: Executive Vice President,
General Counsel and Secretary

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